                                               Filed pursuant to Rule 424 (B)(5)
                                               SEC File No. 333-84675

          Prospectus Supplement To Prospectus Dated November 5, 1999.

                               7,500,000 Shares

[Electronic Data Systems Corporation Logo]
                      Electronic Data Systems Corporation

                                 Common Stock

                               ----------------

   The General Motors Special Hourly Employees Pension Trust under the General Motors Hourly-Rate Employees Pension Plan is offering 7,500,000 shares of common stock. EDS will not receive any of the proceeds from the sale of shares in the offering.

   EDS' common stock is listed on the New York Stock Exchange under the symbol "EDS". The last reported sale price of the common stock on October 30, 2000 was $47.9375 per share.

                               ----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

   Goldman Sachs has agreed to purchase the shares of common stock from the selling stockholder at a price of $46.675 per share, which will result in $350,062,500 of proceeds to the selling stockholder. EDS will pay some expenses of the offering estimated at $100,000.

   Goldman Sachs proposes to offer the shares of common stock from time to time for sale in negotiated transactions or otherwise, at varying prices to be determined at the time of each sale.

                               ----------------

   Goldman Sachs expects to deliver the shares against payment in New York, New York on November 2, 2000.

                             Goldman, Sachs & Co.

                               ----------------

                 Prospectus Supplement dated October 30, 2000.

                              RECENT DEVELOPMENTS

   On October 26, 2000, we reported net income for the third quarter of 2000 of $278.7 million and diluted earnings per share of $0.59. Revenues for the third quarter of 2000 were $4.75 billion. For the nine months ended September 30, 2000, net income was $821.9 million and diluted earnings per share were $1.72, including a net pre-tax gain of $97.6 million in the first quarter resulting from the sale of certain investments. Revenues for the first nine months of 2000 were $13.90 billion.

   On October 24, 2000, EDS declared a dividend of $0.15 per share payable on December 11, 2000 to holders of record at November 13, 2000.

                              SELLING STOCKHOLDER

   On October 30, 2000, the selling stockholder beneficially owned 59,073,652 shares of common stock, or 12.8% of our outstanding common stock. After the offering, the selling stockholder will beneficially own 51,573,652 shares of common stock, or 11.0% of our outstanding common stock.

                                 UNDERWRITING

   Goldman, Sachs & Co., EDS, and the General Motors Hourly-Rate Employees Pension Plan, as the selling stockholder, have entered into a Purchase Agreement and Goldman Sachs and the selling stockholder have entered into the related Pricing Agreement (collectively, the "Purchase Agreement"). Subject to certain conditions, Goldman Sachs has agreed to purchase all of the shares.

   Goldman Sachs proposes to offer the shares of common stock from time to time for sale in one or more transactions, which may involve block transactions, on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Goldman Sachs may be deemed to have received compensation in the form of underwriting discounts. Goldman Sachs may effect such transactions by selling shares of the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman Sachs or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

   In connection with the offering, Goldman Sachs may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman Sachs of a greater number of shares than it is required to purchase in the offering. Goldman Sachs must close out any short position by purchasing shares in the open market. A short position is more likely to be created if Goldman Sachs is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman Sachs in the open market prior to the completion of the offering.

   Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of EDS' common stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   EDS and the selling stockholder to the extent permitted under law have agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933.

   Goldman Sachs or its affiliates have provided, and may in the future provide, various investment banking and other advisory services to EDS and the selling stockholder, for which they have received, and may in the future receive, customary compensation.

                                 LEGAL MATTERS

   D. Gilbert Friedlander, General Counsel for EDS, will pass upon the validity of the shares of common stock offered in this prospectus supplement. Vinson & Elkins L.L.P., Dallas, Texas, will pass upon some legal matters for Goldman Sachs in connection with this offering.

                                    EXPERTS

   The consolidated financial statements and schedule of EDS as of December 31,1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                            [EDS LOGO APPEARS HERE]

                               36,699,886 Shares

                      Electronic Data Systems Corporation

                                 COMMON STOCK

   The General Motors Special Hourly Employees Pension Trust under the General Motors Hourly-Rate Employees Pension Plan may offer from time to time all of the shares. EDS will not receive any of the proceeds from the sale of shares by the selling stockholder.

   The specific terms of a particular offering, including the names of any underwriter and applicable commissions or discounts, will be included in a supplement to this prospectus.

   EDS' common stock is listed on the New York Stock Exchange under the symbol "EDS." On October 28, 1999, the reported last sale price of the common stock on the New York Stock Exchange was $54 per share.

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



November 5, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   2
The Company................................................................   3
Use of Proceeds............................................................   6
Background of the Offering.................................................   6
Selling Stockholder........................................................   6
Plan of Distribution.......................................................   7
Legal Matters..............................................................   8
Experts....................................................................   8

                      WHERE YOU CAN FIND MORE INFORMATION

   EDS files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered hereby have been sold or we have filed with the SEC an amendment to the registration statement relating to this offering which deregisters all securities then remaining unsold:

  .  Annual Report on Form 10-K for the year ended December 31, 1998;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999;

  . Current Reports on Form 8-K dated April 29, May 6, September 7, October 12 and October 28, 1999; and

  . The section entitled "Description of Registrant's Securities to be Registered" contained in the Registration Statement on Form 8-A dated May 29, 1996.

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     EDS Investor Relations--Mailstop H1-2D-05
     5400 Legacy Drive
     Plano, Texas 75024-3105
     Telephone (972) 605-8933

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any other document incorporated by reference herein is accurate as of any date other than the date of such document.

                                  THE COMPANY

   EDS, a leader in the global information technology services industry for more than 35 years, delivers high-value consulting, electronic business solutions, business process management, and systems and technology expertise to thousands of business and government clients around the world.

   In September 1999, we announced the realignment of our organization on a global basis along the following four lines of business: information technology (IT) outsourcing, served by our Information Solutions unit; business process management, served by our Business Process Management unit; solutions consulting, served by our E.solutions unit; and high-value consulting, served by our A.T. Kearney subsidiary.

   As of August 31, 1999, we employed approximately 125,000 persons and served clients in the United States and approximately 50 other countries. We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024, telephone number: (972) 604-6000.

Information Solutions

   Information Solutions, our largest line of business, encompasses our traditional information technology outsourcing business. Information Solutions includes network and system operations, data management, applications development, and field services, as well as Internet hosting environments and web site management. Our capabilities help clients align IT and operations with business strategy while ensuring predictable performance and costs. We have been a leader in the IT services industry for over 35 years.

   Our Information Solutions services include:

  . Centralized Systems Management. We offer data processing services for stand-alone, midrange or high-end systems physically located in one or more controlled environments. This includes management services for traditional application processing environments, as well as specialized services such as web site hosting and data warehousing. These services help clients reduce risk, facilitate cost-effective growth, improve delivery, efficiency and quality, and enhance client-to-customer relationships.

  . Distributed Systems Management. We offer end-to-end services to plan, deploy, operate and refresh an enterprise's total distributed environment. This includes traditional laptop and desktop environments, as well as the emerging thin client model supported by network-based applications (often referred to as apps on taps). Benefits to clients for these services may include reduced cost of ownership, increased return on investment, transformation of PCs into information tools, increased speed to market and enhanced flexibility in business operations.

  . Communications Management. We define, develop and manage consistent voice, video, data, multi-service and other global communications services. These services facilitate electronic commerce, increase competitiveness and market opportunities, and improve information sharing through a client's supply and demand chain.

  . Application Services. We offer applications development and management services on an outsourced or out-tasked basis. These services range from outsourcing of all application development and management to implementation and management of EDS-owned or third party industry applications. Benefits to clients for these services include reduced costs, extended value of technology investments, information sharing and enhanced ability to adapt to market changes.

   We operate large-scale service management centers, or SMCs, throughout the United States and in Australia, Brazil, Canada, France, Germany, the Netherlands, Spain and the United Kingdom. We also operate smaller service delivery centers at customer locations or EDS facilities throughout the world. These processing centers generally support a single or small number of customers with more specialized requirements than those supported at SMCs.

   Information Solutions accounted for a substantial majority of our revenues in 1998, and we expect Information Solutions to continue to account for a majority of our revenues in 1999.

Business Process Management

   Business Process Management, or BPM, is the outsourcing of one or more business processes or functions to an external provider to improve overall business performance. EDS is a leader in the BPM market, offering services designed to help clients enter new global markets, get products to market faster, manage customer and supplier relationships, and reduce costs.

   Our BPM services include:

  . Enterprise Customer Management. A client may outsource customer care or relationship management to EDS to develop individual customer relationships, build brand loyalty, and improve customer acquisition, retention, and lifetime value. We are a leader in this industry, offering total enterprise customer management solutions, including call centers, client loyalty programs, product fulfillment, data mining, and database marketing services. We also offer document processing services.

  . Claims Processing. We develop key processes to help governments and insurance companies manage claims payments and other transactions. With more than 30 years experience in this area, we provide end-to-end service for state health and Medicare programs. Additional services include fraud and abuse detection systems, drug rebate programs, utilization review, and decision support systems. We also support state programs for children and the elderly, as well as public safety, law enforcement, and student loan programs.

  . Settlement Processing. We offer a full range of scalable services that enable clients to bridge the gap between paper and electronic banking environments. Services are aimed at merchants, banks, loan institutions, and credit card issuers. Offerings include ATM and kiosk transaction processing, check processing, remittance processing, relocation services, debit authorizations and gateway services.

E.solutions

   We established the E.solutions line of business in May 1999 to combine our electronic business capabilities into a single business unit to address this growing market. E.solutions includes the consulting, implementation, and solutions management capabilities of our former electronic business, CIO Services, human performances, enterprise solutions, and business intelligence services units, as well as elements of the Systemhouse business that we acquired in April 1999. We offer e.strategy, solutions consulting, systems integration, implementation and hosting services on a global basis.

   Our E.solutions services include:

  . Internet Solutions. We provide web-enabled solutions for business-to-business and business-to-consumer activities, including e.strategy, e.sales, e.marketing, portals, e.procurement, and security services.

  . Enterprise Application Services. We offer solutions that leverage internet technology and leading enterprise business software to increase our clients' efficiency throughout their value chain, helping our clients communicate with their suppliers and customers more efficiently. These services include enterprise application integration, enterprise resource planning (ERP), supply chain management, customer relationship management, application hosting and management, and knowledge solutions/business intelligence.

  . Performance Services. We provide consulting services in the following areas: IT infrastructure planning, program management, and enterprise management software services.

  . E.communities. We provide trading partners with the capabilities for electronic exchange of information, trading transactions and financial settlement.

A.T. Kearney

   A.T. Kearney, a leading global management consultancy, which became a subsidiary of EDS in 1995, provides clients with high value-added management consulting services, including strategy, strategic information technology, organization and operations consulting, as well as executive search services. A.T. Kearney addresses top management and CEO issues through delivery of leading-edge solutions to complex problems.

   The firm serves clients through practice teams focused on major industries, including automotive, consumer products and retail, financial institutions, and communications/high technology, as well as aerospace and defense, transportation, utilities, energy, health care and pharmaceuticals.

   A.T. Kearney's services include:

  . Strategy Consulting. A.T. Kearney's global Strategy Practice includes a broad spectrum of services from traditional corporate and business unit strategy and industry restructuring to experience in performance measurement and e.business strategy. The practice helps clients turn strategy into action, viewing strategy as the design of the entire business system and an integrated set of actions to continuously create and redefine competitive advantage.

  . Strategic Information Technology Consulting. A.T. Kearney's Strategic IT Consulting Practice provides insight, planning and operational improvement/implementation services for clients. The practice focuses on technology enabled business transformation. It assists clients in achieving business results by improving their ability to leverage and use IT or formulating results-oriented business strategies in which IT plays a central role.

  . Organization Consulting. The Organization Consulting Practice focuses on change management, enterprise transformation, business reengineering and HR management.

  . Operations Consulting. A.T. Kearney's Operations Consulting Practice involves all phases of operations, including sourcing, manufacturing, supply chain management, and negotiations. It is linked with A.T. Kearney's strategy, IT and industry practices.

Revenues

   Our fees are generally paid pursuant to contracts with our clients, which may provide for both fixed and variable fee arrangements. The terms of our client contracts range from less than one year in the high-value consulting business to up to ten years in our IT outsourcing business. Other than General Motors Corporation, no one client accounted for more than 5% of our total revenues in 1996, 1997 or 1998. Approximately 39% of our 1998 revenues were generated outside the United States.

                                USE OF PROCEEDS

   EDS will not receive any of the proceeds of the sale of any of the shares of common stock offered hereby. All of the proceeds will be for the account of the General Motors Special Hourly Employees Pension Trust, which we refer to as the Hourly Plan Special Trust or the selling stockholder, under the General Motors Hourly-Rate Employees Pension Plan, which we call the Hourly Plan, and for the benefit of the participants in the Hourly Plan.

                          BACKGROUND OF THE OFFERING

   On March 13, 1995, General Motors Corporation contributed approximately 173 million shares of its class E common stock to the Hourly Plan. These shares, together with approximately 16.9 million additional shares of class E common stock then held by the Hourly Plan, became subject to the terms of the registration rights agreement dated March 12, 1995 between GM and the Hourly Plan Special Trust. Pursuant to the split-off of EDS from GM on June 7, 1996, each share of class E common stock was converted into one share of common stock of EDS. At that time, EDS succeeded to substantially all of the rights and obligations of GM under the registration rights agreement and all of the provisions of that agreement became applicable to the EDS common stock held by the Hourly Plan.

   Under the registration rights agreement, the selling stockholder may only transfer shares of common stock in certain types of transactions and under certain circumstances, including "demand transfers," such as public offerings and negotiated transactions, whether registered or not, and certain transfers to employee benefit plans maintained by EDS. The selling stockholder is permitted to make two demand transfers in any twelve-month period. The registration rights agreement provides that any underwritten public offering to be effected by the selling stockholder must be reasonably designed to achieve a broad public distribution of the shares of common stock being offered. In addition, until its ownership represents less than 2% of the outstanding common stock, the selling stockholder may not make a negotiated transfer (1) of more than 2% of the shares of common stock then outstanding to any person and (2) to any person who is then required to file or has filed a
Schedule 13D under the Exchange Act with respect to the common stock. The registration rights agreement also imposes certain restrictions on the ability of the Hourly Plan Special Trust to tender its shares of common stock in a tender offer until it owns 7.5% or less of the common stock on a fully diluted basis, after which time it may freely tender into any tender offer for the common stock.

                              SELLING STOCKHOLDER

   The Hourly Plan Special Trust owns all of the shares offered hereby. The Investment Funds Committee of GM's board of directors is the named fiduciary of the Hourly Plan pursuant to the provisions of ERISA. A portion of the Hourly Plan's assets, not including the common stock owned by the Hourly Plan Special Trust, is managed by General Motors Investment Management Corporation, a wholly-owned subsidiary of GM.

   United States Trust Company of New York is the trustee for the Hourly Plan Special Trust. The trustee has responsibility to prudently manage the common stock held by the Hourly Plan Special Trust in a manner consistent with maximizing the value of its investment in common stock and in accordance with its determination of the extent to which it may prudently continue to hold such shares consistent with the diversification and related fiduciary requirements of ERISA. Subject to the terms of the registration rights agreement, the trustee has the authority to cause the Hourly Plan Special Trust to sell shares of common stock from time to time as it may deem appropriate, and to vote the shares of common stock held by the Hourly Plan Special Trust. The trustee intends to manage the sale of the common stock in a manner consistent with maintaining an orderly market for the shares. The compensation received by the trustee is not contingent in any way on the sale or continued ownership of common stock by the Hourly Plan Special Trust.

   On October 28, 1999, the Hourly Plan Special Trust beneficially owned 81,047,272 shares of common stock, representing approximately 17.2% of the outstanding common stock.

                             PLAN OF DISTRIBUTION

   The selling stockholder may offer shares from time to time depending on market conditions and other factors, in one or more transactions on the New York Stock Exchange or any other national securities exchange or automated interdealer quotation system on which shares of common stock are then listed, through negotiated transactions or otherwise. The shares will be sold at prices and on terms then prevailing, at prices related to the then current market price or at negotiated prices. Subject to the terms of the registration rights agreement, the shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of shares may involve:

  . sales to underwriters who will acquire shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale;

  . block transactions in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by the broker or dealer for its account; or

  . ordinary brokerage transactions and transactions in which a broker solicits purchasers.

   The selling stockholder and/or purchasers of common stock may pay brokers and dealers for selling common stock. These payments may be in the form of underwriting discounts, concessions, or commissions. The selling stockholder and any broker or dealer who sells or assists the selling stockholder in selling common stock may be deemed an underwriter within the meaning of the Securities Act. If they are deemed to be underwriters, any brokerage commissions or discounts may be deemed to be underwriting discounts and commissions under the Securities Act. EDS will file, as necessary, a prospectus supplement when the selling stockholder notifies EDS that it has entered into an arrangement with an underwriter, broker, or dealer for the sale of common stock. The prospectus supplement will disclose certain material information, including:

  .  the number of shares being offered;

  .  the terms of the offering;

  . any discounts, commissions, or other compensation paid to underwriters, brokers or dealers;

  .  the public offering price;

  . any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers; and

  .  other material terms of the offering.

   As of the date of this prospectus, there are no selling arrangements between the selling stockholder and any underwriter, broker or dealer.

   EDS will not receive any of the proceeds from the sale of shares by the selling stockholder. EDS will bear the costs of registering the shares under the Securities Act, including the registration fee under the Securities Act, accounting fees, printing fees, and fees and disbursements of its counsel and not more than one outside counsel representing the selling stockholder. The selling stockholder will bear all other expenses in connection with this offering, including any underwriting discounts and commissions, and brokerage fees.

   Under the terms of the registration rights agreement, EDS and the selling stockholder have agreed to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the shares.

                                 LEGAL MATTERS

   D.Gilbert Friedlander, Senior Vice President and General Counsel of EDS, will issue an opinion about the validity of the shares of common stock offered hereby. Mr. Friedlander is the beneficial owner of shares of common stock.

                                    EXPERTS

   Our consolidated financial statements and financial statement schedule as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 included in our Form 10-K for the year ended December 31, 1998 are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent auditors, also incorporated by reference herein, upon the authority of that firm as experts in accounting and auditing.

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--------------------------------------------------------------------------------

 No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                  -----------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement

Recent Developments........................................................ S-2
Selling Stockholder........................................................ S-2
Underwriting............................................................... S-2
Legal Matters.............................................................. S-3
Experts.................................................................... S-3

                                   Prospectus

Where You Can Find More Information........................................   2
The Company................................................................   3
Use of Proceeds............................................................   6
Background of the Offering.................................................   6
Selling Stockholder........................................................   6
Plan of Distribution.......................................................   7
Legal Matters..............................................................   8
Experts....................................................................   8

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                                7,500,000 Shares

                            Electronic Data Systems
                                  Corporation

                                  Common Stock

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------

                              Goldman, Sachs & Co.

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